EXHIBIT A

                                   ARC CAPITAL
                           RESTRICTED STOCK AGREEMENT


     THIS AGREEMENT is made as of the 10th day of January, 1997, by and between ARC Capital (the "Company"), and James Ewan ("Employee").

                                  R E C I T A L

     Pursuant to the ARC Capital 1997 Restricted Stock Plan (the "Plan"), the Board of Directors of the Company (the "Plan Committee") has authorized the granting to Employee that number of restricted shares of Class A Common Stock (the "Common Stock") of the Company specified in Paragraph 1 hereof upon the terms and conditions hereinafter stated.

                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the promises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

     1. Number of Shares. Pursuant to said action of the Plan Committee, the Company hereby grants to Employee 572,000 shares of Common Stock of the Company ("Shares") subject to the restrictions and conditions set forth in Paragraphs 2, 3 and 4.

     2. Restrictions; Forfeitability. Ten percent (10%) of the Shares shall be forfeited and returned to the Company for cancellation if the Employee's employment with the Company or a subsidiary of the Company terminates for any reason at any time prior to the third anniversary of this award or if the payments required hereunder are not made. Ninety percent (90%) of the Shares shall be forfeited and returned to the Company if either the above termination of employment or failure to pay occurs or if the Common Stock of the Company has not reached a closing price on the Nasdaq Stock Market, Nasdaq National Market, or any stock exchange of at least $20 per share and maintained a price of at least $20 per share for a period of 30 consecutive days at any time prior to the third anniversary of this award.

     3. Payment When Restrictions Lapse. The lapse of any restrictions hereunder shall be conditioned upon the payment by the Employee to the Company of the amount of $1.80 per Share (the fair market value of the Share on the date of this award) plus the amount of applicable federal, state and local withholding taxes as required by Paragraph 4.

     4. Tax Withholding. As a condition to lapse of the restrictions on the Shares, the Company may require Employee to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the Shares upon their becoming nonforfeitable. At the discretion of the Plan Committee and upon the request of the Employee, the withholding tax requirements may be satisfied by the Employee's returning to the Company Shares with a fair market value equal to the aggregate amount of such taxes.

     5. Nontransferability; Legend. Shares may not be assigned or transferred while the restrictions are in effect. The certificates for Shares shall carry the following legend:

             THESE SHARES MAY NOT BE TRANSFERRED AND ARE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AGREEMENT.

     6. No Right to Employment. Nothing in this Award shall confer upon Employee any right to continue in the employ of the Company or to continue to perform services for the Company or any subsidiary, or shall interfere with or restrict in any way the rights of the Company to discharge or terminate Employee at any time for any reason whatsoever, with or without good cause.

     7. Dissolution of the Company. Any Shares subject to restrictions which are not waived by the Plan Committee shall be forfeited and returned to the Company for cancellation upon the dissolution of the Company.

     8. Plan Governs. This Agreement is in all respects limited by and subject to the express terms and provisions of that Plan, as it may be construed by the Plan Committee. Employee hereby acknowledges receipt of a copy of the Plan.

     9. Notices. All notices to the Company shall be addressed to the Chairman of the Plan Committee of the Board of Directors of the Company at the principal office of the Company at 2067 Commerce Drive, Medford, OR 97504 and all notices to Employee shall be addressed to Employee at the address of Employee on file with the Company or a subsidiary, or to such other address as either may designate to the other in writing. A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, written notice under this Agreement may be given by personal delivery to Employee or to the Chairman of the Plan Committee of the Board of Directors of the Company (as the case may be).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                                    ARC Capital


                                                    By__________________________
                                                      William Young,
                                                      Chief Executive Officer


                                                    EMPLOYEE


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                                                            (Signature)

                                                    Address:

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